Exhibit 1

The Thomson Corporation Metro Center, One Station Place Stamford, CT 06902 Tel (203) 969-8700 Fax (203) 977-8354 www.thomson.com

News Release

Investor Contact:	Media Contact:
Gene Gartlan	Jason Stewart
Director, Investor Relations	Director, Public Relations
(203) 328-9485	(203) 328-8339
gene.gartlan@thomson.com	jason.stewart@thomson.com

For Immediate Release

THOMSON RECORDS NON-CASH CHARGE RELATED TO
MINORITY SHARE IN BELL GLOBEMEDIA

(Unless otherwise stated, all amounts are in US dollars)

        STAMFORD, Conn. and TORONTO, January 29, 2003 — The Thomson Corporation (TSX: TOC; NYSE: TOC) today announced a non-cash charge of approximately $70 million with respect to its 20% stake in Bell Globemedia Inc., reflecting its share of a write-down of goodwill recorded by Bell Globemedia Inc.

        The charge will be reflected in the Corporation's fourth-quarter 2002 results, and is expected to reduce fourth-quarter earnings by approximately $0.11 per share. Thomson participated in the formation of Bell Globemedia in 2001, obtaining a 20% stake in the multi-media company, along with BCE Inc. (70.1%) and The Woodbridge Company Limited (9.9%).

The Thomson Corporation

        The Thomson Corporation, with 2001 revenues of $7.2 billion, is a global leader in providing integrated information solutions to business and professional customers. Thomson provides value-added information, software tools and applications to more than 20 million users in the fields of law, tax, accounting, financial services, higher education, reference information, corporate training and assessment, scientific research and healthcare. The Corporation's common shares are listed on the Toronto and New York stock exchanges (TSX: TOC; NYSE: TOC).

This news release includes forward-looking statements, which are based on certain assumptions and reflect the Corporation's current expectations. These forward-looking statements, such as the Corporation's expectation that the non-cash charge will reduce fourth-quarter earnings by approximately $0.11 per share, are subject to a number of risks and uncertainties that could cause actual results or events to differ materially from current expectations. Some of the factors that could cause actual results to differ materially from current expectations are discussed in the Corporation's materials filed with the securities regulatory authorities in Canada and the United States from time to time. The Corporation disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.